SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Jenna Lane, Inc.
 .................................................................
       (Name of Registrant as Specified In Its Charter


                      Jenna Lane, Inc.
 .................................................................
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] $125  per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500  per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       .............................................................

    2) Aggregate number of securities to which transaction applies:

       .............................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    4) Proposed maximum aggregate value of transaction:

       .............................................................

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

       ..............................................................

    2) Form, Schedule or Registration Statement No.:

       ..............................................................

    3) Filing Party:

       ..............................................................

    4) Date Filed:

       ..............................................................

                                JENNA LANE, INC.
                            1407 Broadway, Suite 2004
                            New York, New York 10018



                                                              July 31, 1998



Dear Stockholder:

         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, September 16, 1998, at 10:00 A.M., local time, at The Penn Club, 30 West 44th Street, New York, NY, 10036.

         As set forth in the formal Notice of Meeting and in the accompanying Proxy Statement, we are asking you to elect directors and to ratify the appointment of Edward Isaacs & Company, LLP as the independent auditors of the Company.

         The Board of Directors has approved the proposals and believes they are in the best interests of all of the Company's stockholders. We urge you to read the accompanying Proxy Statement carefully. At the meeting, management also will report on the affairs of the Company. After the formal part of the meeting we will have a discussion period for questions and comments of general interest to stockholders.

         We look forward to greeting personally those stockholders who are able to attend the meeting; however, whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail the enclosed proxy, at your earliest convenience, in the envelope provided.

         Thank you for your cooperation.

                                            Very truly yours,



                                            Mitchell Dobies
                                            Vice-Chairman, Co-Chief
                                            Executive Officer and Director

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                JENNA LANE, INC.
                            1407 BROADWAY, SUITE 2004
                            NEW YORK, NEW YORK 10018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of Stockholders of Jenna Lane, Inc. (the "Company") will be held at The Penn Club, 30 West 44th Street, New York, NY 10036 on Wednesday, September 16, 1998, at 10:00 a.m., or at any adjournment of the meeting, to consider and vote upon the following matters, as explained more fully in the accompanying Proxy Statement:

1.       To elect the Board of Directors.

2. To ratify the selection of Edward Isaacs & Company, LLP, independent certified public accountants, as the Company's independent auditors for the year ending March 31, 1999.

3. To transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

         Only stockholders of record at the close of business on July 21, 1998 are entitled to notice of and to vote at the Annual Meeting. Stockholders who are unable to attend the Annual Meeting are requested to complete, date and return the enclosed form of proxy promptly in the envelope provided.

         Stockholders who attend the annual meeting may revoke their proxy and vote their shares in person.




                                                        Kathleen A. Dressel
                                                        Secretary

New York, New York, U.S.A.
July 31, 1998

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                JENNA LANE, INC.
                            1407 BROADWAY, SUITE 2004
                            NEW YORK, NEW YORK, 10018

                                 PROXY STATEMENT

                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement is mailed to holders ("Stockholders") of shares of Common Stock, par value $.01 per share ("Common Stock") of Jenna Lane, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, September 16, 1998, at 10:00 A.M., local time, at The Penn Club, 30 West 44th Street, New York, NY, 10036 and at any adjournments of the meeting (the "Annual Meeting").

         At the Annual Meeting the Stockholders will vote upon: (1) the election of five directors; and (2) the ratification of the selection of Edward Isaacs & Company, LLP, independent certified public accountants, as the Company's independent auditors for the year ending March 31, 1999. Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

         Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy materials are first being mailed to Stockholders on or about July 31, 1998. Proxies will be solicited primarily by mail. Certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation for such efforts, may solicit proxies by telephone, facsimile, electronic mail or other personal contact. The Company will bear the cost of soliciting proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

         Proposals of Stockholders intended to be presented at the Company's 1999 Annual Meeting must be received at the Company's offices at 1407 Broadway, Suite 2004, New York, New York 10018, Attention: Kathleen A. Dressel, Corporate Secretary, no later than June 1, 1999, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

REVOCABILITY AND VOTING OF PROXY

         A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shares represented by duly executed proxies will be voted in accordance with Stockholders' instructions. If you sign the proxy, but do not fill in a vote, your shares will be voted in accordance with the Directors' recommendations. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, or by a Stockholder voting in person at the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

         Stockholders of record at the close of business on July 21, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. On the Record Date, the Company had outstanding and entitled to vote at the Annual Meeting 4,414,707 shares of Common Stock. Stockholders as of the Record Date will be entitled to one vote for each share held, with no shares having cumulative voting rights. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Shares of Common Stock are counted for quorum purposes if they are represented for any purpose at the Annual Meeting other than solely to object to holding the Annual Meeting or transacting business at the Annual Meeting. Assuming a quorum is present, for the election of directors a plurality of the shares voting must vote in the affirmative. The approval of any other matter coming before the Annual Meeting requires that a majority of the shares voting must vote in the affirmative. Abstentions and broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for Stockholder consideration. Consequently, so long as a quorum is present, abstentions and broker non-votes have no effect on the outcome of any vote.


                     BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                       CERTAIN STOCKHOLDERS AND MANAGEMENT

         The following table sets forth information as of July 15, 1998, regarding the beneficial ownership of the Company's Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each executive officer and director of the Company and each nominee for director, and (iii) all directors and officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

Name and                                                      Amount and
Address of                                                    Nature of
Beneficial                                                    Beneficial
Owner                                                         Ownership (1)(2)          Percent of Class

Mitchell Dobies (3)                                           741,715                            16.66%
Vice Chairman, Co-Chief
Executive Officer, Director

Charles Sobel (3)                                             663,666                            14.91%
Vice Chairman, Executive Vice President,
Co-Chief Executive Officer, Director

Mitchell Herman, Director (5)                                     917                              *
Chairman of the Board of Directors

Gerald L. Kanter (7), Director                                    -0-                              -

Gerald Cohen, Director (6)                                        917                              *

Andrew Miller                                                     -0-                              *
President, Chief Operating Officer

Kathleen A. Dressel (8)                                         1,833                              *
Secretary

Eric Holtz (8)                                                 63,333                             1.41%
Director of Import Sales Group

Lawrence Kaplan (3)(4)                                        646,583                            14.03%

All current executive officers and
directors as a group (7 persons)                            1,472,381                            32.32%


------------------------------
*  Less than one percent (1%).

(1) On February 17, 1998, the Company declared a ten percent (10%) stock dividend which was paid on March 13, 1998. The market value of the dividend was greater than the Company's earned surplus and aggregate retained earnings but the Board of Directors of the Company desired to reward its stockholders, who had invested in the Company and supported it. All share numbers and option exercise prices described in this Proxy Statement have been adjusted to reflect the stock dividend.

(2) Unless otherwise indicated herein and subject to applicable community property laws, each


                                        3


stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder and directly owns all such shares in such stockholder's sole name. See "Executive Compensation."

(3) Includes 122,572 Performance Shares (as hereinafter defined) for Mr. Dobies, 160,286 Performance Shares for Mr. Sobel and 31,428 Performance Shares for Lawrence Kaplan. Includes 36,667 shares for each of Messrs. Dobies and Sobel purchasable upon exercise of stock options vested currently or within 60 days after the date of mailing of this Proxy Statement. Mailing address for Messrs. Dobies and Sobel is c/o Jenna Lane, Inc., 1407 Broadway, Suite 2004, New York, New York 10018.

(4) Mailing address for Mr. Kaplan is 150 Vanderbilt Motor Parkway, Suite 311, Hauppauge, New York 11788. Also includes shares of Common Stock owned by G-V Capital Corp., of which Mr. Kaplan is sole shareholder, officer and director. Also includes shares of Common Stock owned by OK Associates Pension Trust, of which Mr. Kaplan is a co-trustee. Does not include shares owned of a public company, a subsidiary of which owns shares of Common Stock, and which indirectly controls Universal Partners, L.P., which owns shares of Common Stock. Includes 192,500 shares of Common Stock underlying 175,000 Warrants owned by Mr. Kaplan.

(5) Number of shares represents non-qualified stock options currently exercisable or exercisable within 60 days after the mailing date of the Proxy Statement. Mr. Herman's address is c/o By Design, Ltd., 1411 Broadway, 29th Floor, New York, NY 10018.

(6) Number of shares represents non-qualified stock options currently exercisable or exercisable within 60 days after the mailing date of the Proxy Statement. Mr. Cohen's address is c/o Weiss & Company, 22 West 38th St., 12th Floor, New York, NY.

(7) Mr. Kanter's address is 5570 Old Market Road, Shorewood, MN 55331.

(8) Number of shares represents incentive stock options currently exercisable or exercisable within 60 days after the mailing date of the Proxy Statement. Address is c/o Jenna Lane, Inc., 1407 Broadway, Suite 2004, New York, NY 10018.


                                PROPOSAL NUMBER 1
                           ELECTION OF FIVE DIRECTORS

         Five directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

         The nominees, their ages, the year in which each became a director and their positions with the Company are as follows:

Name                                Age              Date Elected                       Position
---------------------             ------             ----------------------             ------------------------
Mitchell Dobies                     40               February 15, 1995                  Vice-Chairman,
                                                                                        Treasurer, Co-Chief
                                                                                        Executive Officer and
                                                                                        Director

Charles Sobel                       38               February 15, 1995                  Vice-Chairman,
                                                                                        Co-Chief Executive
                                                                                        Officer, Executive
                                                                                        Vice President and
                                                                                        Director

Mitchell Herman                     46               March 19, 1997                     Chairman of the Board

Gerald L. Kanter                    63               December 15, 1997                  Director

Gerald Cohen                        65               March 19, 1997                     Director


         Directors of the Company are elected annually at the annual meeting of stockholders and serve until the next annual meeting and until their successors are elected and qualify. Under the Company's By-laws, the number of directors constituting the entire Board of Directors shall be fixed, from time to time, by the directors then in office or by the stockholders. The directors may, however, decrease or increase the number of directors by majority action without soliciting stockholder approval. If the number of directors is not fixed, the number shall be four.

         Walsh Manning Securities, LLC, the underwriter of the Company's initial public offering ("Underwriter"), has the right to nominate one member of the Board of Directors for a period of two years from the closing of the offering, although he has never exercised this right.

         As a condition to listing the Company's securities on Nasdaq, the Company was required to ensure that independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman. Messrs. Herman, Cohen and Kanter, each an independent director, represent a majority of the Board of Directors, and Mr. Herman serves as Chairman of the Board of Directors.

Each nominee's business experience during the past five years is described below:

         MITCHELL DOBIES. Mr. Dobies is Vice-Chairman, Co-Chief Executive Officer, Treasurer, and a director of the Company. Prior to founding Jenna Lane, Inc., Mr. Dobies had extensive experience in apparel manufacturing and operation with both major organizations and entrepreneurial operations. From 1986 until 1995 Mr. Dobies was President and Chief Executive Officer of CR & ME, Ltd. ("CR & ME"), a vertically integrated domestic manufacturer of cut and sewn knit sportswear. From 1984 to 1986 he was Director of Operations of the Mens Division of Izod LaCoste, a division of General Mills. From 1982 to 1984 he was a stockholder and general manager of Necessary Objects, a moderate priced domestic manufacturer of women's apparel, of which he was the founder. From 1979 to 1981 he was a buyer for a retail chain specializing in junior apparel.
See also, "Certain Legal Issues Concerning Management," below.

         CHARLES SOBEL. Charles Sobel is Vice-Chairman, Co-Chief Executive Officer, Executive Vice President and a director of the Company, and is in charge of all aspects of sales and merchandising. Mr. Sobel, a founder of the Company, has many years of experience in selling women's apparel and maintains an extensive network of relationships with the senior management of most retail chains. From January, 1994 until February, 1995 Mr. Sobel was Executive Vice President of CR & ME. From September, 1992 until joining CR & ME he was the Vice President and Sales Manager for the Women's Wear Division of Gitano Corporation. From 1982 to 1992 he was a Principal and Sales Manager of Style Up of California, a manufacturer of women's apparel and a division of Breton Industries.

         MITCHELL HERMAN. Mr. Herman became a director in March 1997 and was elected Chairman of the Board in December 1997. Since 1995, he has been Sales Manager of By Design, an apparel manufacturer. From 1990-1995, he was Sales Manager of E.S. Sutton, a manufacturer of knitwear. He also has previously been associated with Bradlees Department Stores, Jefferson Ward Stores and J.W. Mays.

         GERALD COHEN. Mr. Cohen became a director in March 1997. He is a certified public accountant and attorney who for the past five years has acted primarily as a financial consultant advising businesses in business combinations and formations and general advisory work. He has previously served on the boards of directors of more than 12 public companies and several private companies. Mr. Cohen formerly served as personal accountant to Charles Sobel.

         GERALD L. KANTER. Mr. Kanter is presently a private consultant in the retailing industry, after spending the last three years as Managing Director of KPMG Peat Marwick LLP's Retail Corporate Transactions Practice. From 1975 until 1983, Mr. Kanter was Executive Vice President of Merchandising and Marketing of Target Stores. Mr. Kanter was employed by Ames Department Stores as President and Chief Operating Officer from 1983 until 1985. From 1985 through 1987 Mr. Kanter served as a consultant for Kohlberg & Co., Chicago Holdings. In 1987 he became President and Chief Operating Officer of Marshalls, and remained there until 1989, when he returned to Ames Department Stores, Inc. as Executive Vice President of Merchandising and remained until 1991. From 1992 until 1994 Mr. Kanter served as President and Chief Operating Officer of Retail Holding Group, Inc., where he was responsible for 127 chain apparel stores operating in Chapter
11. Mr. Kanter has a Bachelor of Science degree in Retailing from the University of Bridgeport and participated in Executive Development at Harvard College.

CERTAIN LEGAL ISSUES CONCERNING MANAGEMENT

          In 1991, Mr. Dobies was convicted by a state court in Essex County, New Jersey, of theft in the third degree (a low-grade felony) of certain materials from a contractor of CR & ME, his former employer. Mr. Dobies agreed to a plea bargain, after which he received probation and community service. Mr. Dobies maintains that the only items he removed from the supplier's location were those owned by CR & ME, but did not believe it was in his or CR & ME's best interest to pursue a trial in the matter.

         As a condition to listing the Company's securities on Nasdaq, the Company is required to ensure that (i) independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman and (ii) Messrs. Dobies and Sobel agree not to sell or otherwise dispose of any securities of the Company beneficially owned by them (other than certain shares sold by them in the Company's initial public offering) for a period of two years from the effective date of the initial public offering. There can be no assurance that Nasdaq will not request further restrictions in the future, or that any other securities exchange on which the Company desires to list its securities will not request similar or more onerous restrictions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         The Company believes that all required Forms 3 and 4 were furnished to the registrant during the fiscal year ended March 31, 1998 on a timely basis. Forms 5 filed by Jay Haft, Mitchell Herman and Gerald Cohen were filed approximately 45 days after their required filing date.

BOARD OF DIRECTORS MEETINGS

         During the fiscal year ended March 31, 1998, there were four meetings of the Company's Board of Directors. Each of Gerald Cohen, Mitchell Herman and Jay Haft (a former director) did not attend two of these.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors includes an Audit Committee currently consisting of Messrs. Dobies, Kanter and Cohen. The Audit Committee reviews (i) the Company's audit functions, (ii) with management, the finances, financial condition and interim financial statements of the Company, (iii) with the Company's independent auditors, the year end financial statements of the Company and (iv) the implementation of any action recommended by the independent auditors.

         The Board of Directors does not have standing nominating or compensation committees. The Board of Directors as a whole determines the compensation of the Company's executive officers.

EXECUTIVE COMPENSATION

         The following tables set forth a profile of the Company's executive compensation and show, among other things, salaries and bonuses paid during the last three years, and certain options granted for the Chief Executive Officer and the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Officers"). These are the tables specified by the requirements of the Securities and Exchange Commission (the "SEC").




                                             ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                                                       Other            Restr.   Securities
                                                                       Annual           Stock    Underlying
Name, Principal Position   Year     Salary           Bonus             Comp.            Awards   Options
-----------------------    ----     ------           -----             -----            ------   -------
Mitchell Dobies            1998     $250,000         $15,000(1)        $48,153(3)       --         (6)
Vice-Chairman, Co-Chief    1997     $216,346         $15,000(1)        $50,074(3)       --         (4)
Executive Officer          1996     $200,000         $15,000(1)        $36,760(3)       --         --

Charles Sobel              1998     $250,000         $15,000(1)        $48,153(3)       --         (6)
Vice-Chairman,             1997     $225,000         $57,000(1)        $50,074(3)       (2)        (4)
Executive Vice President   1996     $200,000         $15,000(1)        $36,760(3)       --         --
and Co-Chief Executive
Officer

Eric Holtz                 1998     $201,974          $7,500(1)        $30,153(5)       --         (6)
Director of Import         1997     $150,000         $11,000(1)         $7,080(5)       --         (5)
Sales Group                1996      $28,846         -0-                $1,689(5)       --          --

--------------------

(1) Includes cash bonuses accrued during the fiscal year in question but not paid until shortly after the end of the fiscal year in question.

(2) Mr. Sobel received 75,428 Performance Shares in June 1996. There was no ascertainable closing market price of the Company's unrestricted stock on the date of grant. See "Employment Agreements," below.

(3) Includes the following: (i) health insurance to these individuals and their families and (ii) an expense/auto allowance and expense reimbursement to Messrs. Dobies and Sobel of $2,500 per month each during the fiscal year ended March 31, 1996, $3,500 per month each during the fiscal years ended March 31, 1997 and 1998.

(4) On August 16, 1996, Messrs. Dobies and Sobel each were granted 27,500 options under the Option Plan which are exercisable at $2.73 per share and which have fully vested. On February 1, 1997, Messrs. Dobies and Sobel each were granted 27,500 options under the Option Plan which are exercisable at $4.55 per share and which vest ratably over a three-year period. On April 28, 1998, Messrs. Dobies and Sobel each were granted 16,000 options under the Option Plan which are exercisable at $8.36 per share and which vest ratably over a three-year period.

(5) Mr. Holtz's employment with the Company commenced in January 1996. On August 16, 1996, Mr. Holtz was granted 55,000 options under the Option Plan which are exercisable at $2.73 per share and which have fully vested. On February 1, 1997, Mr. Holtz was granted 55,000 options under the Option Plan which are exercisable at $4.55 per share and which vest ratably over a three-year period. Other annual compensation includes health insurance for Mr. Holtz and his family and a $2,000 monthly expense allowance during the fiscal year ended March 31, 1998. On April 28, 1998, Mr. Holtz was granted 8,000 options under the Option Plan which are exercisable at $8.36 per share and which vest ratably over a three-year period.

(6) No stock options were granted to these individuals during the fiscal year ended March 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

(a)             (b)             (c)             (d)                       (e)

Mitchell         0               0              36,667/34,333             0/0
Dobies

Charles          0               0              36,667/34,333             0/0
Sobel

Eric             10,000          $66,450        63,333/69,667             0/0
Holtz

------------
(a)  Name
(b)  Shares Acquired on Exercise (#)
(c)  Value Realized ($)
(d)  Number of Securities Underlying Unexercised Options:
     Exercisable/Unexercisable
(e)  Value of Unexercised In-the-Money Options: Exercisable/Unexercisable

PERFORMANCE GRAPH

         Set forth below is a graph comparing cumulative total stockholder returns (assuming reinvestment of cash dividends) of the Company; the Standard & Poor's 500 Index and the Standard & Poor's Textile/Apparel Index for the period from March 19, 1997 (the date the Common Stock was priced in connection with the Company's initial public offering). The comparison assumes $100 was invested on March 19, 1997 in the Common Stock of the Company and each of the indices. The performance shown in the graph is not necessarily indicative of future performance.




                                          Measurement Period
                        March 19, 1997     March 31, 1997    March 31, 1998

Jenna Lane, Inc.           $100.00            $200.00           $191.13
S&P 500                    $100.00             $96.35           $140.21
S&P Textile Index          $100.00             $97.46           $111.14

EMPLOYMENT AGREEMENTS

Mitchell Dobies and Charles Sobel

         Mr. Dobies and Mr. Sobel each has executed an Amended and Restated Employment Agreement, dated as of February 1, 1997, with the Company (the "Dobies/Sobel Agreements"), which provides for (i) a three-year term ending January 31, 2000 (automatically renewable thereafter from year to year if not terminated); (ii) a base salary of $275,000 (plus expense allowance of $3,834 monthly) during the fiscal year ended March 31, 1999 (the "1999 Fiscal Year") and $300,000 (plus expense allowance of $4,167 monthly) for the period from April 1, 1999 through March 31, 2000; (iii) health insurance coverage for each such individual and his family (or reimbursement for reasonable personal expense therefor); (iv) the right to receive such portion of the Management Profit Participation (as defined below) as is determined by the Board of Directors; (v) 245,142 Performance Shares for Mr. Dobies (122,571 of which Performance Shares were repurchased by the Company on June 5, 1998, as indicated below); (vi) 320,571 Performance Shares for Mr. Sobel (160,286 of which Performance Shares were repurchased by the Company on June 5, 1998, as indicated below.) and (vii) minimum bonuses of $15,000 for Mr. Dobies and for Mr. Sobel. Mr. Sobel also received an additional minimum bonus, solely for the year ended March 31, 1997, equal to $42,000. The Dobies/Sobel Agreements also include non-competition, confidentiality and non- solicitation provisions.

         The Company has agreed to set aside 12-1/2% of the Company's pre-tax profit, with a minimum of $100,000 in the aggregate (if pre-tax profit exceeds one million dollars), to the extent above one million dollars, each fiscal year for payment to members of management ("Management Profit Participation"), to be divided among such members of management as the Board of Directors shall determine.

         The Company also has issued certain shares of Common Stock designated as "Performance Shares", as an incentive to achieve certain financial milestones, to Messrs. Dobies and Sobel as indicated above, (a) one-half of these shares ("One Half") were repurchased by the Company on June 5, 1998 for the par value thereof because the Company did not achieve net income before taxes ("Net Income") of at least $1.5 million during the fiscal year ended March 31, 1998 (the "1998 Fiscal Year"), and (b) One Half shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve Net Income of at least $2.5 million during the 1999 Fiscal Year, provided that
(x) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2 million but less than $2.25 million and (y) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2.25 million but less than $2.5 million. Net Income, for purposes of the foregoing calculations, will exclude any tax deduction obtained by the Company solely on account of the issuance of the Performance Shares and all similar Performance Shares issued to directors and members of management of the Company.

         In addition, the retention of the Performance Shares by Messrs. Dobies and Sobel is subject to vesting, as follows: one-half of the Performance Shares shall be repurchased by the Company at the par value thereof upon termination of such person's employment with the Company in the event that his employment shall terminate after March 31, 1998 and prior to March 31, 1999, if such termination is by the Company for Cause or by Mr. Dobies or Mr. Sobel for Good Reason (each as defined below). These vesting restrictions do not apply to the Performance Shares issued to Lawrence Kaplan, a former director of the Company, who has retained his Performance Shares even though he has resigned as a director of the Company.

         The Dobies/Sobel Agreements also contain provisions for termination by the Company upon the death or disability of Mr. Dobies or Mr. Sobel, respectively, or for Cause, which is defined as a nonappealable judicial determination of his malfeasance or dishonesty with respect to actions related to the Company, or conviction or plea of guilty or no contest of any felony or any crime against the Company or certain failures to act upon express lawful direction of the Board of Directors. Mr. Dobies or Mr. Sobel also may terminate their respective Dobies/Sobel Agreement for Good Reason, defined as (i) after 30 days' written notice and opportunity to cure, any breach of the terms of the applicable Dobies/Sobel Agreement by the Company or (ii) a Change in Control. The Dobies/Sobel Agreements define Change in Control as (i) the acquisition by a person of 20% or more of the combined voting power of the Company, unless more than 80% of the Board of Directors decides that no change in control has occurred (provided, however, if a person has acquired one-third of the voting power of the Company a Change in Control shall be deemed to have occurred), (ii) if there be a change in the majority membership of the Board of Directors pursuant to a sale of at least 10% of the equity of the company to a third party, and at least 80% of all the members of the Board of Directors prior to such change approve such change in membership or (iii) certain changes in control as defined under the Securities Exchange Act of 1934, as amended, unless three-quarters of the Board prior to such change determine that no change in control has occurred. The Dobies/Sobel Agreements provide for certain severance payments upon termination by Mr. Dobies or Mr. Sobel for Good Reason, or by the Company for any reason other than Cause.

Andrew Miller

         Andrew Miller, who became the Company's President and Chief Operating Officer on July 6, 1998, executed an employment agreement with the Company effective on such date (the "Miller Agreement"). The Miller Agreement provides for (i) a term of two years, provided, that the Company may terminate the Miller Agreement with certain consequences prior to the expiration of the term, (ii) a base salary equal to $4,000 per week, (iii) a $4,000 per month expense allowance, plus reimbursement of business expenses incurred on behalf of the Company, (iv) a cash bonus equal to two and one-half percent (2-1/2%) of the excess above $1,000,000 of the net income before taxes of the Company for each full fiscal year of the Company during the term of the Miller Agreement, with a minimum bonus of $15,000 and (iv) perquisites comparable to Messrs. Dobies and Sobel, including health insurance for him and his family.

         The Miller Agreement also includes non-competition, confidentiality and non-solicitation provisions and provides for certain severance payments upon termination of his employment without Cause (as defined in the Miller Agreement).

         The Miller Agreement also includes a grant of 100,000 non-qualified stock options, outside the Option Plan, of which 25,000 shares will vest on July 6, 1999 and have an exercise price of $4.00 per share, 50,000 shares will vest on July 6, 2000 and have an exercise price of $6.00 per share and 25,000 shares will vest on July 6, 2001 and have an exercise price of $8.00 per share. The Company further agreed to issue to Mr. Miller 10,000 shares of Common Stock upon the earlier to occur of (i) the execution and delivery of a letter of intent regarding a public offering of the Company's securities involving gross proceeds to the Company of at least $15,000,000 and a public offering price of at least $20.00 per share and (ii) seven days prior to the filing by the Company of a registration statement with the Securities and Exchange Commission concerning such a public offering. These shares will be placed in escrow and returned to the Company if the public offering is not completed within six months thereafter.


Eric Holtz

         Eric Holtz, Director of the Company's Import Sales Group, executed an employment agreement with the Company on May 21, 1997, which was amended as of July 5, 1998 (the "Holtz Agreement"). The Holtz Agreement, as amended to date, provides for (i) a term extended to the year ended May 21, 1999, provided, that either party may terminate the Holtz Agreement upon 90 days' written notice (or no notice in the event of Cause (as defined below); (ii) a base salary equal to $3,846.16 per week or, if greater, an amount equal to seventy-two and one-half percent (721/2%) of the applicable base salary of each of the Company's Co-Chief Executive Officers of the Company; (iii) a $2,500 per month expense allowance, plus reimbursement of business expenses incurred on behalf of the Company; (iv) participation in the Management Profit Participation; (v) a minimum bonus equal to $7,500 or an amount not less than one-half of the bonus paid to either of the Company's Co-Chief Executive Officers; and (vi) perquisites comparable to Messrs. Dobies and Sobel, including health insurance for him and his family.

         The Holtz Agreement also includes non-competition, confidentiality and non-solicitation provisions. Cause is defined in a substantively similar manner to those contained in the Dobies/Sobel Agreements.

         In addition to 110,000 previously granted incentive stock options, the Holtz Agreement acknowledges the granting of 8,000 additional incentive stock options to Mr. Holtz, vesting as follows: 2,666 shares on April 28, 1999, 2,667 shares on April 28, 2000, and 2,667 shares on April 28, 2001. The Holtz Agreement also provides for the granting of additional options equal to one-half of the number of options issued to each of the Company's Co-Chief Executive Officers as they are granted. The Holtz Agreement further includes the Company's agreement to grant 25,000 additional incentive stock options on each of July 15, 1998, July 15, 1999 and July 15, 2000 (or an aggregate of 75,000 options), with each such 25,000 additional options vesting over the three-year period following grant.

         The Holtz Agreement provides for certain severance and other payments upon termination of his employment, death or disability.

 INCENTIVE STOCK OPTION PLAN

         In August 1996, the Company adopted the Option Plan by written consent of all the directors and a majority of the stockholders of the Company. The Option Plan is administered by the Board of Directors (or by a committee of the Board of Directors, if one is appointed for this purpose), provided that members of the Board of Directors who are either eligible for Awards (as defined below) or have been granted Awards may not vote on any matters affecting the administration of the Plan or the grant of any Award pursuant to the Plan to the extent required in accordance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event any employee granted an Award under the Option Plan is, at the time of such grant, a member of the Board of Directors of the Company, the grant of such Award shall, in the event the Board of Directors at the time such award is granted is not deemed to satisfy the requirement of Rule l6b-3(c)(2) promulgated under the Exchange Act, be subject to the approval of an auxiliary committee consisting of not less than two persons all of whom qualify as "disinterested persons" within the meaning of Rule l6b-3(c)(2) promulgated under the Exchange Act. In the event the Board of Directors deems it impractical to form a committee of disinterested persons, the Board of Directors is authorized to approve any Award under the Option Plan. The Option Plan shall remain in effect for a term of ten (10) years from August 16, 1996, its date of adoption, unless sooner terminated under the terms of the Option Plan.

         The Option Plan provides for the granting of incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options (individually, an "Award" or collectively, "Awards"), to those officers or other key employees, or consultants, with potential to contribute to the future success of the Company or its subsidiaries, provided, that only employees may be granted incentive stock options. The Board of Directors has discretion to select the persons to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the Option Plan. Notwithstanding the foregoing, with respect to incentive stock options, the aggregate fair market value (determined at the time such Award is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year shall not exceed $100,000 under all plans of the employer corporation or its parent or subsidiaries. The Board of Directors' decisions are binding on the Company and persons eligible to participate in the Option Plan and all other persons having any interest in the Option Plan.

         The total number of shares of Common Stock that may be subject to Awards under the Option Plan is 660,000 (as adjusted to reflect the stock dividend), subject to adjustment in accordance with the terms of the Option Plan. The Company has agreed with the Underwriter that, commencing on April 1, 1997, no more than 165,000 shares of Common Stock subject to Awards may be granted during any single fiscal year of the Company under the Option Plan, provided, that the Underwriter has consented to the granting of 162,241 Options under the Plan and outside the Plan which were otherwise to be granted during the fiscal year ended April 30, 1998. Common Stock issued under the Option Plan may be either authorized but unissued shares, treasury shares or any combination thereof. To the fullest extent permitted under Rule 16b-3 under the Exchange Act and Sections 162(m) and 422 of the Code, any shares of Common Stock subject to an Award which lapses, expires or is otherwise terminated prior to the issuance of such shares may become available for new Awards.

         Options to purchase Common Stock granted as Awards ("Options"), which may be nonqualified or incentive stock options, may be granted under the Option Plan at an exercise price (the "Option Price") determined by the Board of Directors in its discretion, provided, that the Option Price of incentive stock options may be no less than the fair market value of the underlying Common Stock on the date of grant, or 110% of fair market value in the case of an incentive stock option granted to a ten percent or greater stockholder.

         Options will expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as determined by the Board of Directors. Notwithstanding the foregoing, however, each Option shall, except as otherwise provided in the stock option agreement between the Company and an optionee, become exercisable in full for the aggregate number of shares covered thereby unconditionally on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an Approved Transaction; (b) a Control Purchase; or (c) a Board Change (each as defined below).

         For purposes of the Option Plan, (i) an "Approved Transaction" shall mean (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (ii) a "Control Purchase" shall mean circumstances in which any person (as such term is defined in Sections l3(d)(3) and l4(d)(2) of the Exchange Act, corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any Subsidiary) (x) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors, or (y) shall become the "beneficial owner" (as such term is defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule l3d-3 in the case of rights to acquire the Company's securities), and (iii) A "Board Change" shall mean circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

         In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions or combinations of shares of Common Stock, the number of shares available under the Option Plan shall be increased or decreased proportionately, as the case may be, and the number of shares delivered upon the exercise thereafter of any Option theretofore granted or issued shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price. Appropriate adjustments in number of shares and exercise prices were made following the March, 1998 stock dividend.

         In the event that an Option holder ceases to be an employee for any reason other than permanent disability (as determined by the Board of Directors) and death, any Option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination, shall expire unless exercised within a period of three months from the date on which the Option holder ceased to be so employed, but in no event after the expiration of the exercise period. In the event of the death of an Option holder during this three month period, the Option shall be exercisable by his or her personal representatives, heirs or legatees to the same extent that the Option holder could have exercised the Option if he or she had not died, for the three months from the date of death, but in no event after the expiration of the exercise period. In the event of the permanent disability of an Option holder while an employee, any Option granted to such employee shall be exercisable for twelve (12) months after the date of permanent disability, but in no event after the expiration of the exercise period. In the event of the death of an Option holder while an employee, or during the twelve (12) month period after the date of permanent disability of the Option holder, that portion of the Option which had become exercisable on the date of death shall be exercisable by his or her personal representatives, heirs or legatees at any time prior to the expiration of one (l) year from the date of the death of the Option holder, but in no event after the expiration of the exercise period. Except as the Board of Directors shall provide otherwise, in the event an Option holder ceases to be an employee for any reason, including death, prior to the lapse of the waiting period, his or her Option shall terminate and be null and void.

         The Board of Directors may at any time alter, amend, suspend or discontinue the Option Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any recipient of an Option under any agreement theretofore entered into under the Option Plan, without his consent, or which, without the requisite vote of the stockholders of the Company approving such action, would:

         (a) except as is provided in the Option Plan, increase the total number of shares of stock reserved for the purposes of the Option Plan; or

         (b) extend the duration of the Option Plan; or

         (c) materially increase the benefits accruing to participants under the Option Plan; or

         (d) change the category of persons who can be eligible participants under the Option Plan. Without limiting the foregoing, the Board of Directors may, any time or from time to time, authorize the Company, without the consent of the respective recipients, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options.

401(K) SAVINGS PLAN

         Effective August 1, 1996, the Company established the Jenna Lane, Inc. 401(k) Plan (the "401(k) Plan") under Section 401(k) of the Code. Under the 401(k) Plan, employees may contribute up to 25% of their compensation per year subject to elective limits as defined by the guidelines of the Internal Revenue Service, and the Company may make profit sharing contributions to the Plan in such amount, if any, that it shall determine, provided, that the Company has agreed with the Underwriter that, for the first two years of operation of the 401(k) Plan, the Company shall not make a contribution in excess of an amount equal to five percent (5%) of the amount of earnings before interest and taxes of the Company in excess of $1 million. Any contributions by the Company will be allocated as an equal percentage of each eligible participant's compensation for the applicable year during the 401(k) Plan. The Company has made no contributions to the 401(k) Plan since its inception.

LIMITATION OF LIABILITY

         The General Corporation Law of the State of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty with certain exceptions. The exceptions include a breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

         The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liabilities arising under the Securities Act of 1933, as amended, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of injunctive relief or rescission.

         The Company intends to enter into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement is expected to provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL FIVE NOMINEES FOR DIRECTOR.

                                PROPOSAL NUMBER 2
                              ELECTION OF AUDITORS

         The Stockholders will be asked to ratify the appointment of the firm of Edward Isaacs & Company, LLP, independent certified public accountants, as auditors of the Company for the fiscal year ended March 31, 1999. A representative of Edward Isaacs & Company, LLP will be present at the Annual Meeting, have an opportunity to make a statement if he so desires, and be available to respond to appropriate questions from Stockholders.

         THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS
AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

         The Board of Directors is not aware that any matters other than those set forth herein will come before the Annual Meeting. Should any matters requiring the vote of the Stockholders arise, it is intended that shares represented by proxies will be voted in respect thereof in accordance with the discretion of the person or persons holding the proxy.

SUBMISSION OF PROPOSALS OF STOCKHOLDERS

         Proposals of Stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the Company's offices at 1407 Broadway, Suite 2004, New York, New York, 10018, Attention: Kathleen A. Dressel, Corporate Secretary, no later than June 1, 1999, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended March 31, 1998, including audited financial statements, is enclosed with this proxy statement, but is not a part of the proxy solicitation material. The exhibits to the Form 10-K of the Company for the fiscal year ended March 31, 1998, which the Annual Report includes, are not included with this proxy statement; however, the Company is willing to supply copies of such exhibits upon written request to the Company.